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                                                                      EXHIBIT 99

             ASPEN TECHNOLOGY ESTIMATES FOURTH QUARTER 2002 RESULTS

     Total revenues eight percent below previous guidance; Expenses in line

CAMBRIDGE, MA--JULY 3, 2002--Aspen Technology, Inc. (NASDAQ: AZPN) today announced preliminary financial results for its fourth quarter ended June 30, 2002. Based on initial estimates, AspenTech believes that fourth quarter total revenues will range between $84 and $85 million, compared with previous guidance of approximately $92 million. The company estimates license revenues will range between $38 and $39 million, compared with its previous guidance of $44 million, and fourth quarter services revenues will range between $45 and $46 million. Total expenses are estimated to be approximately $89 million, consistent with previous guidance.

As a result, AspenTech expects it will post a fourth quarter operating loss between $4 and $6 million, excluding one-time restructuring and in process R&D charges. The company believes its fourth quarter performance was adversely affected by continued economic uncertainty and related delays in customer spending.

"Revenues fell somewhat shy of our goals, as we continued to see postponements in corporate decision-making, but we were able to deliver on the substantial spending cuts we had promised this quarter," said Larry Evans, chairman & CEO. "While the timing of customers' spending decisions remains difficult to predict with accuracy, especially among larger transactions, we closed all of the significant deals that slipped from the March quarter and we closed 11 license transactions of approximately $1 million or greater in the current quarter. This is important evidence of the strong value proposition our solutions represent and of our ability to execute large, complex sales, even in an extremely challenging selling environment.

"Customers continue to be enthusiastic about the opportunities our solutions provide to improve the profitability of their operations, and our recent acquisition of Hyprotech, has enhanced our credentials as the leading software provider to the process industries."

The company will host a conference call to discuss these preliminary financial results on July 3, 2002 at 8:30 a.m. Eastern Time. Interested parties may listen to a live Webcast of the call by logging on to AspenTech's website: http://www.aspentech.com and clicking on the "Webcast" link under the Investor Relations section of the site. Investors can also listen to the live conference call by dialing 913-981-5509. A replay of the call will be archived on AspenTech's website for seven days and will also be available until July 8, 2002, via telephone, beginning at 11:00 a.m. Eastern Time on July 3, 2002, by dialing 719-457-0820 and entering in confirmation code 468259. AspenTech will host a conference call to discuss its actual fourth quarter and fiscal 2002 financial results, as well as its outlook, on August 15, 2002 at 4:45 p.m. Eastern Time.

ABOUT ASPENTECH

Aspen Technology, Inc. is a leading supplier of integrated software and solutions to the process industries. The company's Aspen ProfitAdvantage(TM) solution enables companies

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to identify and maximize profit opportunities throughout their entire value chain -- from the supply of raw materials, through the production of goods, to the delivery of final products to customers. The Aspen ProfitAdvantage solution encompasses engineering, manufacturing, supply chain and e-business collaboration technologies, providing the tools that enable manufacturers to design, optimize and execute business processes in real time. Over 1,200 leading process companies already rely on AspenTech's 21 years of process industry experience to increase revenues, reduce costs and improve capital efficiency. AspenTech's customers include: Air Liquide, AstraZeneca, Bayer, BASF, BP, Chevron, Dow Chemical, DuPont, ExxonMobil, GlaxoSmithKline, Lyondell Equistar, Merck, Mitsubishi Chemical, and Unilever. For more information, visit http://www.aspentech.com .

Each of the first four paragraphs of this press release contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statement using the term "will," "should," "could," "anticipates," "believes" or a comparable term is a forward-looking statement. Actual results may vary significantly from AspenTech's expectations based on a number of risks and uncertainties, including: AspenTech's lengthy sales cycle which makes it difficult to predict quarterly operating results; fluctuations in AspenTech's quarterly operating results; AspenTech's dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; AspenTech's need to hire additional qualified personnel and its dependence on key current employees; intense competition; AspenTech's dependence on systems integrators and other strategic partners; changes in the market for e-business solutions for AspenTech's customers; increased governmental regulation and taxation of e-commerce and the Internet; information security and privacy concerns relating to e-commerce; and other risk factors described from time to time in AspenTech's periodic reports filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or achievements.

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AspenTech, Aspen ProfitAdvantage, and the aspen leaf logo are trademarks of
Aspen Technology, Inc., Cambridge, Mass.

Contacts:

For Media:                                            For Investors:

Peter Watt                   Carin Warner             Joshua Young

Aspen Technology, Inc.       Warner Communications    Aspen Technology, Inc.

+44 1223 819-752             (978) 526-1960           (617) 949-1274

peter.watt@aspentech.com     carin@warnerpr.com       joshua.young@aspentech.com
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